Hertz Names Justin Keppy as Chief Operating Officer

ESTERO, Fla., October 24, 2023 – Hertz Global Holdings, Inc., (NASDAQ: HTZ), a global leader in car rental, today announced that Justin Keppy will join the company as Executive Vice President and Chief Operating Officer, effective November 15, 2023. In this role, Keppy will be responsible for running the day-to-day operations of the company’s global business.

Keppy joins Hertz from Carrier Corporation where he most recently served as President, North America Residential & Light Commercial HVAC. He took the helm of Carrier’s largest business at the onset of the pandemic and led the organization through one of its most complex periods. Under his leadership, the division won share and drove exceptional topline growth while significantly increasing profitability.

“Justin is a seasoned leader with more than 25 years of operational experience in both the private sector and the U.S. military,” said Hertz CEO and Chair, Stephen Scherr. “He is passionate about building high-performing teams and strong customer relationships to help drive revenue and operational efficiencies. I look forward to working closely with him as he leads the day-to-day execution of our business.”

Prior to Carrier, Keppy served in a variety of senior roles within UTC Aerospace Systems, including President, Sensors & Integrated Systems and Vice President, Operations & Supply Chain, as well as Vice President, Manufacturing, for Hamilton Sundstrand. Before that, he held operations leadership positions with Shawmut Corporation, Ford Motor Company and the U.S. Army.

“I’m thrilled to join Hertz at such a transformational time for the company and the broader travel and automotive industries,” said Keppy. “I look forward to working with Stephen and the amazing team at Hertz to execute the company’s strategic plan to drive value for employees, customers and investors.”

Keppy earned an MBA from Harvard Business School and a bachelor's degree in Systems Engineering from the United States Military Academy, West Point where he was a distinguished graduate and awarded the Colonial Dames: XVII Century Award for Excellence in Systems Engineering.

About Hertz
The Hertz Corporation, a subsidiary of Hertz Global Holdings, Inc., operates the Hertz, Dollar and Thrifty vehicle rental brands throughout North America, Europe, the Caribbean, Latin America, Africa, the Middle East, Asia, Australia and New Zealand. The Hertz Corporation is one of the largest worldwide vehicle rental companies, and the Hertz brand is one of the most recognized globally. Additionally, The Hertz Corporation operates the Firefly vehicle rental brand and Hertz 24/7 car sharing business in international markets and sells vehicles through Hertz Car Sales.

Hertz Media Relations
mediarelations@hertz.com